EXHIBIT 99.1

Sun Healthcare Group, Inc.
Adds Three New Directors to Its Board

Contact: Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

     Irvine, Calif. (May 19, 2004) - (NASDAQ: SUNH) Sun Healthcare Group, Inc. today announced that Tony M. Astorga, Christian K. Bement and Steven M. Looney have been appointed to fill vacant seats on the company's board of directors.

     Astorga, 58, has served as the Senior Vice President and Chief Financial Officer of Blue Cross and Blue Shield of Arizona, a health insurance company, since 1988. Mr. Astorga currently serves on the board of directors of Compass Bank of Arizona, Valley of the Sun United Way Foundation and Boy Scouts of America - Grand Canyon Council. He also serves as the treasurer of the board of directors of Valley of the Sun United Way and the Phoenix Art Museum.

     Bement, 62, has served as the President and Chief Executive Officer of Earl Scheib, Inc. (AMEX: ESH), a chain of auto paint shops, since 1999. From 1995 to 1998, he served as Executive Vice President and Chief Operating Officer of Earl Scheib, Inc. He previously served on the board of directors and as an officer of Thrifty Corporation, an operator of drug stores and sporting goods stores, as Executive Vice President from 1990 to 1994 and as Senior Vice President of Industrial Relations from 1985 to 1990. Mr. Bement has served on the board of directors of Earl Scheib, Inc. since 1997, and is one of the founders and has served on the board of directors of the 1st Century Bank located in Century City, California since 2004, and has served on the board of directors of the LA Sports and Entertainment Commission since 1995.

     Looney, 54, has served as the Chief Financial Officer of Pinkerton Computer Consultants Inc., an information technology firm, since 2000 and as a Director of WH Industries Inc., a precision metal parts manufacturing company, since 1992 and as Chief Financial Officer of that firm from 1992 through 1999. From 1990 to 1997, he served as a director of Computers at Work Ltd, a hand-held computer consulting firm. From 1987 to 1992, he served as Managing Director of Peale Davies and Co. Inc., a mergers and acquisitions and strategic advisory boutique.

     "We are very excited and honored to welcome our new directors to the board," said Richard K. Matros, Sun's chairman and chief executive officer. "Their extensive experiences will be very valuable to us."

About Sun Healthcare Group, Inc.

     Sun Healthcare Group, Inc., with executive offices located in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy through SunDance Rehabilitation Corporation, medical staffing through CareerStaff Unlimited, home care through SunPlus Home Health Services, Inc., and other ancillary services for the healthcare industry.

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